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                                                             EXHIBIT 99.1


                                     CYGNUS, INC.

                             1994 STOCK OPTION\AWARD PLAN


I.  PURPOSE

    This Cygnus, Inc. 1994 Stock Option/Award Plan ("Plan") is intended to enable Cygnus, Inc. (the "Company") to attract and retain the following individuals by offering them incentives and rewards, in the form of options, restricted shares, share rights, and share units ("awards") which will encourage them to acquire a proprietary interest in the Company and to continue in the service of the Company or its subsidiaries: (a) employees (including officers and directors) of the Company and its subsidiaries, (b) non-employee members of the Board of Directors of the Company ("Board"), and
(c) consultants and independent contractors who perform valuable services for the Company and its subsidiaries.

    This Plan supersedes the Company's Amended 1986 Stock Option Plan (the "Prior Plan"), effective January 1, 1994.

II. ADMINISTRATION

    The Plan will be administered by a committee or committees appointed by the Board and consisting of one or more members of the Board. The Board may delegate the responsibility for administration of the Plan with respect to designated classes of award holders to different committees, subject to such limitations as the Board deems appropriate. With respect to any matter, the term "Committee," when used in this Plan, will refer to the committee that has been delegated authority with respect to such matter. Members of a committee will serve for such term as the Board may determine, and will be subject to removal by the Board at any time.

    A. 16(b). The composition of any committee responsible for administration of the Plan with respect to award holders who are subject to the trading restrictions of Section 16(b) of the Securities Exchange Act of 1934 ("1934 Act") with respect to securities of the Company will comply with the applicable requirements of Rule 16b-3 of the Securities and Exchange Commission.

    B. AUTHORITY. Any committee appointed by the Board will have full authority to administer the Plan within the scope of its delegated responsibilities, including authority to interpret and construe any relevant provision of the Plan, to adopt such rules and regulations as it may deem necessary, and to determine the terms and conditions of awards made under the Plan (which need not be identical). Decisions of a committee made within the discretion delegated to it by the Board will be final and binding on all persons who have an interest in the Plan.

III.     ELIGIBILITY FOR AWARDS

    A. DISCRETIONARY AWARDS. From time to time the Committee may, in its discretion, select individuals from among the following categories to receive awards under the Plan:

         1. EMPLOYEES. The Committee may select employees of the Company or its subsidiaries (including officers, whether or not they are also members of the Board).


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         2.   CONSULTANTS AND INDEPENDENT CONTRACTORS.  The Committee may
    select consultants and independent contractors whose services tend to contribute materially to the success of the Company or its subsidiaries or whose services may reasonably be anticipated to so contribute.

    B. AUTOMATIC GRANTS. Members of the Board who are not employees of the Company or its subsidiaries will receive options in accordance with, and only in accordance with, the Plan's automatic grant provisions.

IV. STOCK SUBJECT TO THE PLAN

    A. CLASS. The stock subject to awards under the Plan is the Company's authorized but unissued or reacquired Common Stock ("Common Stock"). In connection with the grant of awards under the Plan, the Company may repurchase shares in the open market or otherwise.

    B.   AGGREGATE AMOUNT

         1. SHARES. Subject to adjustment under Sections IV(d) and IV(b)(2), the aggregate maximum number of shares of Common Stock that may be subject to awards under the Plan as amended is 1,763,242.

         2. LIMITATION ON NUMBER OF SHARES AVAILABLE FOR GRANT. The maximum number of shares that may be granted in fiscal year 1996 is 500,000.

         3. REUSE OF SHARES. If any outstanding option under the Plan or the Prior Plan expires or is terminated or cancelled for any reason before being exercised for the full number of shares to which it applies, then the shares allocable to the unexercised portion of such option will not be charged against the limitations of Section IV(b)(1) and will become available for subsequent grants under the Plan. To the extent that a share right or share unit expires or is terminated, or is cancelled or forfeited for any reason without being paid in cash or shares of Common Stock, any remaining shares allocable to the unpaid portion of such share right or share unit shall not be charged against the limitations of Section IV(b)(1) and will become available again for subsequent grants under the Plan. Shares for which a cash payment is made in lieu thereof under a restricted share or share right and shares forfeited to or repurchased by the Company pursuant to its forfeiture and repurchase rights under this Plan will NOT be available for subsequent option grants under the Plan.

    (c) INDIVIDUAL LIMIT. In no event shall any individual be granted awards under the Plan covering or based on more than twenty-five percent (25%) of the number of shares of Common Stock initially authorized for issuance under the Plan pursuant to the first sentence of Section IV(a), plus 25% of any additional shares subsequently authorized for issuance by the Corporation's shareholders (subject, in each case, to adjustment under Section IV(d)).

    (d) ADJUSTMENTS. In the event any change is made to the Common Stock subject to the Plan (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change in corporate or capital structure of the Company) then, unless such change results in the termination of all awards, the Committee will make appropriate adjustments to the kind and maximum number of shares subject to the Plan, the maximum number of shares for which awards may be made to any individual, the kind and maximum number of shares for which options are to be granted to non-employee directors, and the kind and number of shares and, where applicable, price per share of stock subject to outstanding awards.



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    (e)  GENERAL LIMITATION.  Non-performance based restricted stock and stock awards will have a minimum twenty-four (24) month restriction period before they are eligible to be resold.

V.  TERMS AND CONDITIONS OF OPTIONS

    Stock options granted under the Plan may, in the Committee's discretion, be either incentive stock options ("Incentive Options") qualifying under Section 422 of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"), or nonstatutory options. Individuals who are not employees of the Company or its subsidiaries may only be granted nonstatutory options. Options will be evidenced by instruments in such form as the Committee may from time to time approve. These instruments will conform to the following terms and conditions and, in the discretion of the Committee, may contain such other terms, conditions and restrictions as are not inconsistent with the following:

    A. OPTION PRICE. The option price per share will be fixed by the Committee, but in no event will the option price per share be less than one hundred percent (100%) of the Fair Market Value of the option shares on the date of the option grant.

    B.   NUMBER OF SHARES, TERM AND EXERCISE

         1. TERM AND NUMBER. Each option granted under the Plan will be exercisable on such date or dates, during such period, and for such number of shares of Common Stock as the Committee determines and sets forth in the instrument evidencing the option. Except as provided in Article X, no option shall vest at a rate greater than 25% per year beginning one (1) year after the date of grant of the option. No option granted under the Plan will have an expiration date that is more than ten (10) years after the date of the option grant.

         2. EXERCISE. After any option granted under the Plan becomes exercisable, it may be exercised by notice to the Company at any time prior to the termination of such option. Except as authorized by the Committee in accordance with Section VIII, the option price for the number of shares for which the option is exercised will become due and payable upon exercise.

         3. PAYMENT. The option price will be payable in full in cash (including cash equivalents); provided, however, that the Committee may, either at the time the option is granted or at the time it is exercised and subject to such limitations as it may determine, authorize payment of all or a portion of the option price in one or a combination of the following alternative forms:

              a.   a promissory note authorized pursuant to Section VIII;

              b. full payment in shares of Common Stock valued as of the exercise date and held for the requisite period to avoid a charge to the Company's earnings; or

              c. by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan Proceeds to pay the option price.

    C. TERMINATION OF SERVICES. The Committee will determine and set forth in each option whether the option will continue to be exercisable, and the terms and conditions of such exercise, on and after the date that an optionee ceases to be employed by, or to provide services to, the Company or its subsidiaries. The date of termination of an optionee's employment or services will be determined by the Committee, which determination will be final.

    D. INCENTIVE OPTIONS. Options granted under the Plan that are intended to be Incentive Options will be subject to the following additional terms and conditions:


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         1.   DOLLAR LIMITATION.  To the extent that the aggregate Fair Market
    Value (determined as of the respective date or dates of grant) of shares with respect to which options that are granted after 1986 and that would otherwise be Incentive Options are exercisable for the first time by any individual during any calendar year under the Plan (or any other plan of the Company, a parent or subsidiary corporation or predecessor thereof) exceeds the sum of $100,000 (or such greater amount as may be permitted under the Internal Revenue Code), whether by reason of acceleration or otherwise, such options will not be treated as Incentive Options. In making such a determination, options will be taken into account in the order in which they were granted.

         2. 10% SHAREHOLDER. If any employee to whom an Incentive Option is to be granted pursuant to the provisions of the Plan is, on the date of grant, the owner of stock (determined with application of the ownership attribution rules of Section 424(d) of the Internal Revenue Code) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of his or her employer corporation or of its parent or subsidiary corporation ("10% Shareholder"), then the following special provisions will apply to the option granted to such individual:

              a. The option price per share of the stock subject to such Incentive Option will not be less than one hundred ten percent (110%) of the Fair Market Value of the option shares on the date of grant; and

              b. The option will not have a term in excess of five (5) years from the date of grant.

         3. PARENT AND SUBSIDIARY. For purposes of this Section V(d) "parent corporation" and "subsidiary corporation" will have the meaning attributed to those terms, as they are used in Section 422(b) of the Internal Revenue Code.

    E.   WITHHOLDING

         1. OBLIGATION. The Company's obligation to deliver stock certificates upon the exercise of an option will be subject to the optionee's satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

         2. PAYMENT. In the event that an optionee is required to pay to the Company an amount with respect to income and employment tax withholding obligations in connection with exercise of an option, the Committee may, in its discretion and subject to such limitations and rules as it may adopt, permit the optionee to satisfy the obligation, in whole or in part, by delivering shares of Common Stock already held by the optionee or by making an irrevocable election that a portion of the total value of the shares subject to the option be paid in the form of cash in lieu of the issuance of Common Stock, and that such cash payment be applied to the satisfaction of the withholding obligations.

    F. REPURCHASE RIGHTS. The Committee may in its discretion establish as a term of one or more options exercised under the Plan that the Company (or its assigns) will have the right, exercisable upon the optionee's termination of employment with, or cessation of services for, the Company and its subsidiaries, to repurchase at the original option price any or all of the shares of Common Stock acquired by the optionee upon the exercise of the granted option. Any such repurchase right will be exercisable by the Company (or its assigns) upon such terms and conditions (including provisions for the expiration of such right in one or more installments) as the Committee may specify in the instrument evidencing such right. The Committee


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will also have full power and authority to provide for the automatic termination of the Company's repurchase rights, in whole or in part, thereby accelerating the vesting of any or all of the purchased shares (other than purchased shares obtained pursuant to the Automatic Option Grant provisions of this Plan) upon the occurrence of a specified corporate event or other event.

    G. RIGHT OF FIRST REFUSAL. The Committee may, in its discretion, establish as a term of one or more options granted under the Plan that the Company has a right of first refusal with respect to the proposed disposition by the optionee (or any successor in interest by reason of purchase, gift or other mode of transfer) of any shares of Common Stock acquired by the optionee upon the exercise of the granted option. Any such right of first refusal will be exercisable by the Company or its assigns in accordance with the terms and conditions specified in the instrument evidencing such right.

VI. RESTRICTED SHARES, SHARE RIGHTS AND SHARE UNITS

         (a) NATURE OF AWARDS. The terms, conditions and restrictions to which restricted shares, share rights, and share units are subject shall be determined in the sole discretion of the Committee, shall be evidenced by instruments in such form as the Committee may from time to time approve, and may vary from grant to grant. However, except as provided in Article X, no award shall vest at a rate greater than 33 1/3% per year beginning one year after the date of grant of the award. In addition, the total number of shares underlying grants of restricted shares, share rights and share units shall not exceed 1,200,000 shares.

         (1) RESTRICTED SHARES. A restricted share granted under the Plan shall consist of shares of Common Stock, the retention and transfer of which is subject to such terms, conditions and restrictions (whether based on performance standards or periods of service or otherwise and including repurchase and/or forfeiture rights in favor of the Company) as the Committee shall determine. The Committee shall have the absolute discretion to determine whether any consideration (other than the services of the potential award holder) is to be received by the Company or its subsidiaries as a condition precedent to the issuance of restricted shares.

         (2) SHARE RIGHTS. A share right granted under the Plan shall consist of the right, subject to such terms, conditions and restrictions (whether based on performance standards or periods of service or otherwise), to receive a share of Common Stock (together with cash dividend equivalents if so determined by the Committee) as the Committee shall determine. The Committee shall have the absolute discretion to determine whether any consideration (other than the services of the potential award holder) is to be received by the Company or its subsidiaries as a condition precedent to the issuance of shares pursuant to share rights.

         (3) SHARE UNITS. A share unit granted under the Plan shall consist of the right to receive an amount in cash equal to the fair market value of one share of Common Stock on the date of valuation of the unit (together with cash dividend equivalents if so determined by the Committee) less such amount, if any, as the Committee shall specify. The date of valuation and payment of cash under a share unit and the conditions, if any, to which such payment will be subject (whether based on performance standards or periods of service or otherwise) shall be determined by the Committee.

    (b) WITHHOLDING. The Committee may require, or permit an award holder to elect, that a portion of the total value of the shares of Common Stock subject to restricted shares or share rights held by one or more award holders be paid in the form of cash in lieu of the issuance of Common Stock and that such cash payment be applied to the satisfaction of the federal, state and local income and employment tax withholding obligations that arise at the time the restricted shares and share rights become free of all restrictions under the Plan.


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    (c)  CASH PAYMENTS.  The Committee may provide award holders with an election to receive a percentage of the total value of the Common Stock subject to restricted shares or share rights in the form of a cash payment, subject to such terms conditions and restrictions as the Committee shall specify.

    (d) ELECTIVE AND TANDEM AWARDS. The Committee may award restricted shares, share rights and share units independently of other compensation or in lieu of compensation that would otherwise be paid in cash or stock options, whether at the election of the potential award holder or otherwise. The number of restricted shares, share rights or share units to be awarded in lieu of any cash compensation amount or number of stock options shall be determined by the Committee in its sole discretion and need not be equal to such foregone compensation in fair market value. In addition, restricted shares, share rights and share units may be awarded in tandem with stock options, so that a portion of such award becomes payable or becomes free of restrictions only if and to the extent that the tandem options are not exercised or are forfeited, subject to such terms and conditions as the Committee may specify.

    (e) MODIFICATION OF AWARDS. The Committee may, in its sole discretion, modify or waive any or all of the terms, conditions or restrictions applicable to any outstanding restricted share, share right or share unit; provided, however, that no such modification or waiver shall, without the consent of the holder of an outstanding award, adversely affect the holder's rights thereunder.

VII. AUTOMATIC OPTION GRANTS TO DIRECTORS.

    A. GRANTS. Non-employee members of the Board will automatically be granted nonstatutory options ("Automatic Option Grants") to purchase the number of shares of Common Stock set forth below (subject to adjustment under Section IV(d) hereof) on the dates and terms set forth below:

         1. No person shall have any discretion to select which Outside Directors shall be granted options or to determine the number of shares to be covered by options granted to Outside Directors; provided, however, that nothing in this Plan shall be construed to prevent an Outside Director from declining to receive an option under this Plan.

         2. On June 1, 1994 and on each June 1 thereafter (or, if later, the next trading day) during the term of this Plan, each Outside Director shall automatically receive an option to purchase a number of shares equal to 6,000 (7,260 if he or she became an Outside Director before January 1, 1993 and 6,600 if he or she became an Outside Director on or after January 1, 1993 and before January 1, 1994) for 1994 and, for grants after 1994, 110% of the number of shares of the previous year's grant. A person who becomes an Outside Director between June 1 and December 31 of any year (and who is not already a member of the Board of Directors of the Company) shall, on the date such person becomes an Outside Director (or, if later, the next trading day), automatically receive an option to purchase the number of shares for which such person would have received an option on June 1 of that year under the Plan had such person been an Outside Director on that date.

    B. TERMS AND CONDITIONS. The terms and conditions applicable to each Automatic Option Grant will be as follows:

         1. PRICE. The option price per share will be equal to one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the date of grant;

         2. TERM. The options will have terms of ten (10) years, measured from the date of grant, and will be exercisable at any time beginning twelve (12) months after the date of grant


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    and during their term for all or any part of the covered shares; provided, however, that no options may be exercised prior to approval of the Plan by the Company's shareholders.

         3. PAYMENT. Upon exercise of the option, the option price for the purchased shares will become payable immediately in cash or in shares of Common Stock that the optionee has held for at least six (6) months. Payment may also be made by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the option price.

         4. CESSATION. In the event the optionee ceases to provide services to the Company or its subsidiaries as a director, the option may be exercised, within the term of the option, for a period of three (3) months after the date of such cessation (twelve (12) months in the case of cessation by reason of disability or death). In the case of death, the option may be exercised within such period by the estate or heirs of the optionee.

VIII.    LOANS AND INSTALLMENT PAYMENTS

    In order to assist an award holder (including an employee who is an officer or director of the Company) in the acquisition of shares of Common Stock pursuant to an award granted under the Plan (other than pursuant to the Automatic Option Grant provisions of this Plan), the Committee may authorize, at either the time of the grant of an award or the time of the acquisition of Common Stock pursuant to the award (i) the extension of a loan to the award holder by the Company, (ii) the payment by the award holder of the purchase price, if any, of the Common Stock in installments, or (iii) the guarantee by the Company of a loan obtained by the award holder from a third party. The terms of any loans, guarantees or installment payments, including the interest rate and terms of repayment, will be subject to the discretion of the Committee. Loans, installment payments and guarantees may be granted without security, the maximum credit available being the purchase price, if any, of the Common Stock acquired plus the maximum federal and state income and employment tax liability that may be incurred in connection with the acquisition.

IX. ASSIGNABILITY

    No award granted under the Plan is assignable or transferable by the award holder other than by will or by the laws of descent and distribution, and during the lifetime of the award holder, only the award holder may exercise options or exercise the rights provided under awards granted under the Plan.

X.  ACCELERATION AND TERMINATION OF OPTIONS

    A. ACCELERATION. In the event of an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger, reorganization, or liquidation, each award will be automatically accelerated so that (1) options become fully exercisable with respect to the total number of shares purchasable under the options, provided, however, that the exercise of accelerated Incentive Options granted prior to 1987 will remain subject to any limitations imposed by the Internal Revenue Code's sequential exercise rule, (2) restrictions on restricted shares will be eliminated, and the shares will immediately vest, and (3) share rights and share units will immediately vest and become payable. The Committee may also provide for the automatic termination of repurchase rights upon the occurrence of such an event.

    B. NO ACCELERATION. No acceleration of awards will occur if the terms of the agreement require as a prerequisite to the consummation of any such sale, merger, reorganization or liquidation that each such award will be either assumed by the successor corporation or parent thereof or be replaced with a comparable award subject to shares of the successor corporation or parent thereof. The determination of


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such comparability will be made by the Committee, and its determination will be final, binding and conclusive. Upon consummation of the sale, merger, reorganization or liquidation contemplated by the agreement, all awards, whether or not accelerated, will terminate unless assumed pursuant to a written agreement by the successor corporation or parent thereof.

    C. CORPORATE STRUCTURE. The grant of awards under this Plan will in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

XI. VALUATION

    For purposes of this Plan, the Fair Market Value of a share of Common Stock on any relevant date will be determined in accordance with the following provisions:

    A. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported), as quoted on such exchange (or the exchange with the greatest volume of trading in Common Stock) or system on the day of such determination, as reported in THE WALL STREET JOURNAL or such other source as the Committee deems reliable, or;

    B. If the Common Stock is quoted on the NASDAQ system (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high and low asked prices for the Common Stock on the day of such determination, as reported in THE WALL STREET JOURNAL or such other source as the Board deems reliable, or;

    C. In the absence of an established market for the Common Stock, then the Fair Market Value will be determined by the Committee after taking into account such factors as the Committee deems appropriate, or in the case of Automatic Option Grants, by an independent third party valuation.

XII.     EFFECTIVE DATE AND TERM OF PLAN

    A. EFFECTIVE DATE. The Plan is effective on the earlier of January 1, 1994 or the date that it is approved by the Company's shareholders; provided that no option shall be exercisable and no shares shall be issued under the Plan before it is approved by the Company's shareholders. If shareholder approval is not obtained, all awards hereunder shall be cancelled and the Prior Plan shall continue in accordance with its terms.

    B. TERM. No further grants may be made under this Plan after the tenth anniversary of the date of adoption of this Plan by the Board.

XIII.    AMENDMENT OR DISCONTINUANCE

    A. BOARD. The Board may amend, suspend or discontinue the Plan in whole or in part at any time; provided, however, that (1) except to the extent necessary to qualify as Incentive Options any or all options granted under the Plan that are intended to so qualify, such action may not, without the consent of the award holder, adversely affect rights and obligations with respect to awards outstanding under the Plan; (2) to the extent necessary to comply with Rule 16b-3, the provisions of the Plan concerning the eligibility of non-employee members of the Board for awards and the amount, price and timing of Automatic Option Grants under this Plan may not be amended more than once every six months, other than to comport with


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changes in the Internal Revenue Code or rules thereunder; and (3) the Board may not, without the approval of the Company's shareholders (i) materially increase the number of shares of Common Stock subject to awards under the Plan (unless necessary to effect the adjustments required under Section IV(c)), (ii) materially modify the eligibility requirements for awards under the Plan, or (iii) make any other change with respect to which the Board determines that shareholder approval is required by applicable law or regulatory standards.

    B. COMMITTEE. The Committee will have full power and authority to modify or waive any or all of the terms, conditions or restrictions applicable to any outstanding award, (other than Automatic Option Grants and repricing options) to the extent not inconsistent with the Plan.

XIV.     NO OBLIGATION

    Nothing contained in the Plan (or the Prior Plan) shall confer upon any employee, consultant, or independent contractor any right to continue in the employ of, or to provide services to, the Company or any affiliate or constitute a contract or agreement of employment or for the provision of services, or interfere in any way with the right of the Company or an affiliate to reduce such employee's, consultant's or independent contractor's compensation from the rate in existence at the time of the granting of award or to terminate such employee's, consultant's or independent contractor's employment or services at any time, with or without cause; but nothing contained in the Plan or in any award granted under this Plan shall affect any contractual rights of an employee pursuant to a written employment agreement.

XV. USE OF PROCEEDS

    The cash proceeds received by the Company pursuant to awards granted under the Plan will be used for general corporate purposes.

XVI.     COMPLIANCE

    No option may be exercised, and the Company will not be obligated to issue stock under any award unless, in the opinion of counsel for the Company, such exercise and issuance is in compliance with all applicable federal and state securities laws. As a condition to the grant of any award, or to the issuance of stock under any award, the Committee may require that the award holder agree to comply with such provisions of federal and state securities laws as may be applicable to such grant, or to the sale of stock acquired pursuant to the Plan, and that the award holder deliver to the Company a written agreement, in form and substance satisfactory to the Company and its counsel, implementing such agreement.



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